EXHIBIT 99.1


                    WESTERFED FINANCIAL CORPORATION ANNOUNCES
                           SECOND QUARTER EARNINGS AND
                        INTRODUCTION OF INTERNET BANKING

         Missoula, Montana - July 20, 2000 - WesterFed Financial Corporation (the "Company") (NASDAQ - WSTR), the holding company for Western Security Bank (the "Bank"), announced earnings for the quarter ended June 30, 2000 of $2.0 million, or $0.51 per share (cash earnings of $0.59 per share), as compared to $1.8 million, or $0.39 per share (cash earnings of $0.47 per share) for the same period last year. Earnings for the six month period ended June 30, 2000 were $3.9 million, or $0.95 per share (cash earnings of $1.11 per share), as compared to $3.3 million, or $0.74 per share (cash earnings of $0.90 per share), for the same period last year. Cash earnings, which represent the amount by which tangible equity changes each period due to operating results, include reported earnings plus the non-cash charges for goodwill amortization and amortization relating to core deposit intangible and certain employee stock plans and related tax benefit.

         The Board of Directors of the Company had also previously authorized a plan to repurchase up to 7.5% of its outstanding shares of common stock in the open market during a twelve-month period, depending upon market conditions. As of June 30, 2000 substantially all of those shares have been repurchased.

         WesterFed President and Chief Executive Officer Ralph Holliday stated, "This quarter the Bank has seen a significant change in its branch structure with the completion of the sale and closure of eight branches and the opening of one new branch. Six branches were sold in eastern Montana market areas with relatively small populations allowing management of the Bank to increase its marketing and sales efforts in the larger populated market areas of Montana. The Bank opened one new banking facility in the Missoula market in the rapidly developing commercial area on North Reserve Street. In order to fund the sale of the branches the Bank restructured its investment portfolio and sold $47.6 million of investment securities that were held for sale.

         We have continued to improve on the Company's efficiency ratio, (the ratio of non-interest expense to net interest income and non-interest income) which was 63.89% for the six-month period ended June 30, 2000 as compared to 69.95% for the same period last year, a 8.7% reduction. The efficiency ratio without intangibles amortization decreased to 60.73% for the six-month period ended June 30, 2000 as compared to 66.49% for the same period last year, an 8.7% reduction. Because the increasing interest rate environment has resulted in lower fee income as loan refinance activity has slowed, we must continue to be diligent in our efforts to improve on our efficiency ratio until this trend is reversed. In addition, because of our stock repurchase programs and earnings, our return on equity has increased 21.5% to 9.27% for the quarter ended June 30, 2000 as compared to 7.63% for the same period last year."

         Holliday further stated "We are pleased to announce that Internet banking will be available to our customers in August 2000. Internet banking will allow our customers to transact most of their financial affairs over the Internet at their convenience any time of the day or night. Our web site can be found at "www.westernsecuritybank.com". In addition, loan quality remains good, as non-performing assets to total assets were .31% at June 30, 2000. Loan loss reserves to total loans were .93% and we believe that this ratio will exceed 1.00% by December 31, 2000."

         Total assets decreased $55.3 million to $945.7 million at June 30, 2000 as compared to $1.001 billion at December 31, 1999. Loans receivable and loans available-for-sale decreased $1.8 million, other non-earning assets decreased $1.9 million and investment securities, Federal Home Loan Bank stock and all other interest earning assets decreased $51.6 million. The $1.8 million decrease in loans receivable and loans available-for-sale is primarily the result of a $5.0 million decrease in residential loans and a $14.2 million decrease in dealer finance loans, while commercial and agriculture loans increased $12.4 million, or 7.8%, and other consumer related loans increased $5.5 million. The $51.6 million decrease in investment securities was primarily the result of the sale of $47.6 million of investment securities available-for-sale to pay down Federal Home Loan Bank advances that were used to fund the sale of bank branches during the quarter. Total deposits decreased $51.8 million, primarily as a result of the sale of $50.5 million of deposits related to the sale of branches. Stockholders' equity decreased $900,000 to $88.6 million, due primarily to the repurchase of 283,000 shares of common stock for a total of $4.0 million and the payment of dividends totaling $1.3 million, partially offset by earnings of $3.9 million.

         Net income increased $278,000, or 15.8%, to $2.0 million for the quarter ended June 30, 2000 from $1.8 million for the same period last year. Net interest income before provision for loan losses for the quarter ended June 30, 2000 decreased $558,000 to $7.5 million as compared to $8.0 million over the same period last year. Interest expense increased $909,000 while interest income increased $351,000 for the quarter ended June 30, 2000 as compared to the same period last year. The provision for loan losses was $450,000 for the quarter. These provisions were required to maintain the allowance for loan losses at a level which is considered adequate to absorb losses inherent in the loan portfolio, especially related to charge-offs incurred with dealer finance loans and other consumer related loans. Total non-interest income increased $506,000 to $3.0 million during the quarter ended June 30, 2000 from $2.5 million during the same period last year. There was approximately a $1.0 million net increase to non-interest income related to gain on the sale of branches and losses on the sale of investment securities during the quarter ended June 30, 2000. Non-interest income for the quarter ended June 30, 1999 included $314,000 from the sale of the Bank's credit card program, life insurance proceeds and the sale of a building, reduced by the write down of purchased servicing values. Loan origination income decreased $368,000 while service fees increased $327,000 for the quarter ended June 30, 2000 as compared to the same period last year. The decrease in loan origination income was the result of continued interest rate increases during the current year as compared to a mostly declining, or stable interest rate environment during the same period last year. The increase in interest rates resulted in lower volumes of refinance activity on residential loans during the quarter ended June 30, 2000 as compared to the same period last year. Non-interest expenses decreased $550,000, or 7.6%, to $6.7 million for the quarter ended June 30, 2000, down from $7.3 million for the same period last year. Included in non-interest expense for the quarter ended June 30, 2000 was approximately $700,000 of additional building, equipment and employee benefit costs. Included in non-interest expense for the quarter ended June 30, 1999 was $519,000 related to payment of retirement incentives and other non-recurring expenses.

         Net income increased $554,000, or 16.6%, to $3.9 million for the six month period ended June 30, 2000 as compared to $3.3 million for the same period last year. The $554,000 increase in net income was comprised primarily of an increase in non-interest income of $374,000 and a $1.3 million decrease in non-interest expense, partially offset by a $110,000 increase in provision for loan losses and a decrease in net interest income of $524,000. The interest rate spread was 3.13% at June 30, 2000 as compared to 3.10% at December 31, 1999 and 3.16% at June 30, 1999.

           Interest income increased $929,000 to $35.5 million for the six-month period ended June 30, 2000 from $34.6 million for the same period last year. This increase was primarily the result of an increase in the average yield on interest-earning assets to 7.72% during six-month period ended June 30, 2000 from 7.52% during the same period last year.

          Interest expense increased $1.5 million to $20.3 million for the six-month period ended June 30, 2000 from $18.8 million for the same period last year. This increase was primarily the result of an increase in the average rate paid on interest-bearing liabilities to 4.62% during six month period ended June 30, 2000 from 4.30% during the six month period ended June 30, 1999.

         The provision for loan losses increased $110,000 to $900,000 for the six-month period ended June 30, 2000 from $790,000 for the same period last year. The increased provision is primarily related to dealer finance and other consumer loans. At June 30, 2000, the Company had $2.9 million of non-performing assets (representing 0.31% of total assets) compared to $3.1 million at December 31, 1999 (representing 0.31% of total assets) and $2.7 million at March 31, 2000 (representing 0.27% of total assets). The 0.31% is substantially less than the national composite for thrifts of 0.61% at March 31, 2000, which is the latest available information reported by the Office of Thrift Supervision. At June 30, 2000, the Company had allowance for loan losses to non-performing assets of 196.87% as compared to 165.36% at December 31, 1999 and 201.87% at March 31, 2000. Management's evaluation of the adequacy of its loan loss reserves, the quality of the loan portfolio and economic conditions in Montana resulted in the $900,000 provision for loan losses. Future additions to the Company's allowance for loan losses and any change in the related ratio of the allowance for loan losses to non-performing loans are dependent upon the performance and composition of the Company's loan portfolio, the economy, inflation, changes in real estate values and interest rates and the view of the regulatory authorities toward adequate reserve levels.

         Non-interest income increased $374,000 to $4.8 million during the six-month period ended June 30, 2000 from $4.4 million during the same period last year. The $374,000 increase resulted primarily from the $1.0 million net gain on sale of branches and investment securities and a $444,000 increase in service fees, partially offset by a $652,000 decrease in loan origination income. The increasing interest rate environment that existed during the six month period ended June 30, 2000 as compared to the lower interest rate environment during the same period last year resulted in reduced loan refinance activity. Loans sold decreased to $23.2 million during the six-month period ended June 30, 2000 as compared to $38.5 million during the same period last year. Seasonal fluctuations in loan volume and a decline in loan volume due to increased interest rates could continue to adversely affect origination fees and gains on sale of loans available-for- sale.

          Non-interest expense decreased $1.3 million, or 9.2%, to $12.8 million during the six month period ended June 30, 2000 from $14.1 million during the same period last year. Compensation and employee benefits decreased $895,000 and other operating expenses decreased $404,000. Compensation and employee benefits for the six month period ended June 30, 1999 included $575,000 related to payment of early retirement incentives and other compensation not incurred during the six month period ended June 30, 2000.

FORWARD LOOKING STATEMENTS

         When used in this press release or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "significantly" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and to advise readers that various factors including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities, competitive and regulatory factors could affect the Bank's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

         The Company does not undertake, and specifically disclaims, any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

         WesterFed Financial Corporation's only subsidiary, Western Security Bank, which is Montana's largest savings bank, operates twenty-seven offices in fourteen Montana communities.

CONTACT: Ralph  K.  Holliday,  President/Chief  Executive  Officer  or  James A.
         Salisbury, Executive Vice President/Treasurer and Chief Financial Officer, both of WesterFed Financial Corporation (WSTR) (406) 721-5254


CONSOLIDATED BALANCE SHEETS
WESTERFED FINANCIAL CORPORATION AND SUBSIDIARIES
(Dollars in thousands, except share and per share data)
                                                                    June 30,   December 31,
                                                                        2000         1999
                                                                    ---------  ------------
                                  ASSETS
Cash and due from banks                                             $ 22,228   $   20,233
Interest-bearing due from banks                                        1,506        5,910
                                                                    --------   ----------
       Cash and cash equivalents                                      23,734       26,143

Interest-bearing deposits                                                100          100
Investment securities available-for-sale                             149,119      187,488
Investment securities, at amortized cost (estimated fair value
  of $80,648 at June 30, 2000 and $87,121 at December 31, 1999)       80,326       86,877
Stock in Federal Home Loan Bank of Seattle, at cost                   12,645       15,154
Loans available-for-sale                                               4,756        4,470
Loans receivable, net                                                614,163      616,281
Interest receivable                                                    6,946        7,492
Premises and equipment, net                                           25,402       27,477
Core deposit intangible                                                3,101        3,401
Goodwill                                                              14,430       14,763
Cash surrender value of life insurance policies                        8,369        8,164
Other assets                                                           2,572        3,075
                                                                    --------   ----------
       Total assets                                                 $945,663   $1,000,885
                                                                    ========   ==========

                   LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits                                                          $606,623     $658,404
  Repurchase agreements                                                5,631        7,731
  Borrowed funds                                                     224,501      227,078
  Advances from borrowers for taxes and insurance                      3,614        3,296
  Income taxes - current and deferred                                    959          597
  Accrued interest payable                                             6,792        6,476
  Accrued expenses and other liabilities                               8,949        7,778
                                                                    --------   ----------
       Total liabilities                                             857,069      911,360
                                                                    --------   ----------
Stockholders' Equity:
  Preferred stock, $.01 par value, 5,000,000 shares authorized;
    none outstanding                                                      --           --
  Common stock, $.01 par value, 10,000,000 shares authorized;
   4,084,842 shares outstanding at June 30, 2000, and
   4,351,404 outstanding at December 31, 1999                             57           56
  Paid-in capital                                                     70,264       70,040
  Common stock acquired by ESOP/RRP                                   (1,959)      (2,090)
  Treasury stock, at cost                                            (33,001)     (28,974)
  Accumulated other comprehensive loss                                (2,769)      (2,930)
  Retained earnings                                                   56,002       53,423
                                                                    --------   ----------
       Total stockholders' equity                                     88,594       89,525
                                                                    --------   ----------

       Total liabilities and stockholders' equity                   $945,663   $1,000,885
                                                                    ========   ==========

       Book value per common share outstanding                      $  21.69   $    20.57
                                                                    ========   ==========

       Tangible book value per common share outstanding             $  17.22   $    16.40
                                                                    ========   ==========


CONSOLIDATED STATEMENTS OF INCOME
WESTERFED FINANCIAL CORPORATION AND SUBSIDIARIES
(Dollars in thousands, except share and per share data)
                                                                     Three Months Ended            Six Months Ended
                                                                          June 30,                     June 30,
                                                                  ------------------------     -----------------------
                                                                      2000          1999           2000         1999
                                                                  ----------    ----------     ----------   ----------
Interest income:
   Loans receivable                                               $   13,009    $   13,115     $   25,825   $   26,103
   Investment securities                                               4,631         4,166          9,340        8,025
   Interest-bearing deposits                                              50            99             95          244
   Other                                                                 129            88            219          178
                                                                  ----------    ----------     ----------   ----------
     Total interest income                                            17,819        17,468         35,479       34,550
                                                                  ----------    ----------     ----------   ----------
Interest expense:
   NOW and money market demand                                         1,029           869          2,021        1,706
   Savings                                                               496           522          1,025        1,040
   Certificates of deposit                                             4,988         4,768          9,953        9,753
                                                                  ----------    ----------     ----------   ----------
                                                                       6,513         6,159         12,999       12,499
   Borrowed funds and repurchase agreements                            3,839         3,284          7,268        6,315
                                                                  ----------    ----------     ----------   ----------
     Total interest expense                                           10,352         9,443         20,267       18,814
                                                                  ----------    ----------     ----------   ----------
     Net interest income                                               7,467         8,025         15,212       15,736
Provision for loan losses                                                450           445            900          790
                                                                  ----------    ----------     ----------   ----------
     Net interest income after provision for loan losses               7,017         7,580         14,312       14,946
                                                                  ----------    ----------     ----------   ----------
Non-interest income:
   Loan origination income                                               570           938          1,031        1,683
   Service fees                                                        1,316           989          2,523        2,079
   Net gain (loss) on sale of securities available-for-sale           (1,078)           64         (1,075)          89
   Other                                                               2,192           503          2,314          568
                                                                  ----------    ----------     ----------   ----------
     Total non-interest income                                         3,000         2,494          4,793        4,419
                                                                  ----------    ----------     ----------   ----------
Non-interest expenses:
   Compensation and employee benefits                                  3,252         3,850          6,208        7,103
   Net occupancy expense of premises                                     649           445          1,041          825
   Equipment and furnishings                                             521           626            999        1,219
   Data processing                                                       399           403            857          812
   Deposit insurance premium                                              32            85             67          172
   Intangibles amortization                                              306           337            633          698
   Marketing and advertising                                             196           125            357          244
   Other                                                               1,363         1,397          2,620        3,024
                                                                  ----------    ----------     ----------   ----------
     Total non-interest expense                                        6,718         7,268         12,782       14,097
                                                                  ----------    ----------     ----------   ----------
     Income before income taxes                                        3,299         2,806          6,323        5,268

Income taxes                                                           1,265         1,050          2,429        1,928
                                                                  ----------    ----------     ----------   ----------
     Net income                                                   $    2,034    $    1,756     $    3,894   $    3,340
                                                                  ==========    ==========     ==========   ==========
Net income per common share:
   Basic                                                          $     0.52    $     0.40     $     0.98   $     0.77
                                                                  ==========    ==========     ==========   ==========
   Diluted                                                        $     0.51    $     0.39     $     0.95   $     0.74
                                                                  ==========    ==========     ==========   ==========
Dividends per share                                               $    0.170    $    0.200     $    0.335   $    0.345
                                                                  ==========    ==========     ==========   ==========
Dividend payout ratio - basic                                          32.69%        50.00%         34.18%       44.81%
                                                                  ==========    ==========     ==========   ==========
Average common and common equivalent shares outstanding:
   Basic                                                           3,918,807     4,337,573      3,988,945    4,323,159
                                                                  ==========    ==========     ==========   ==========
   Diluted                                                         4,024,432     4,467,867      4,099,490    4,518,077
                                                                  ==========    ==========     ==========   ==========

Selected Financial Ratios and Other Data:
                                                                        Three Months Ended  Six Months Ended
                                                                              June 30,          June 30,
                                                                        ------------------- ------------------
                                                                            2000     1999     2000      1999
                                                                        ---------- -------- -------- ---------
Performance Ratios:
  Return on assets (ratio of net income to average total assets) (1)        0.83%     0.70%    0.79%     0.68%
  Return on equity (ratio of net income to average equity) (1)              9.27      7.63     8.88      7.28

  Interest rate spread information:
       Average during period                                                3.06      3.28     3.10      3.22
       End of period                                                        3.13      3.16     3.13      3.16
  Net interest margin (1) (4)                                               3.27      3.46     3.31      3.42
  Ratio of non-interest expense to average total assets (1)                 2.74      2.91     2.59      2.85
  Efficiency ratio (2)                                                     64.18     69.11    63.89     69.95
  Efficiency ratio without intangibles (3)                                 61.26     65.91    60.73     66.49

Asset Quality Ratios:
  Non-performing assets to total assets, at end of period                   0.31      0.42     0.31      0.42
  Total allowance for loan losses to total non-performing
     assets (5)                                                           196.87    121.13   196.87    121.13

Capital Ratios:
  Stockholders' equity to total assets, at end of period                    9.37      9.05     9.37      9.05
  Tangible stockholders' equity to tangible assets, at end of period        7.66      7.32     7.66      7.32
  Ratio of average interest-earning assets to average
     interest-bearing liabilities                                         104.79    104.61   104.71    104.96

(1)  Annualized
(2) Ratio of non-interest expense to net interest income and non-interest income
(3) Ratio of non-interest expense without intangibles to net interest income and non-interest income
(4)  Net interest income divided by average interest-earning assets
(5)  Includes non-performing and foreclosed assets

WESTERFED FINANCIAL CORPORATION

                                                      Three Months Ended,                            Six Months Ended,
                                         --------------------------------------------- ---------------------------------------------
                                              JUNE 30, 2000         JUNE 30, 1999           JUNE 30, 2000           JUNE 30, 1999
                                         ---------------------- ---------------------- ---------------------- ----------------------
                                          Average                Average                Average                Average
                                            Out-                   Out-                   Out-                   Out-
                                         standing Interest      standing Interest      standing Interest      standing Interest
                                          Balance Earned/ Yield  Balance Earned/ Yield Balance Earned/ Yield  Balance Earned/  Yield
                                            (1)    Paid   /Rate    (1)    Paid   /Rate    (1)    Paid   /Rate    (1)    Paid   /Rate
                                         -------- ------- ----- -------- ------- ----- -------- ------- ----- -------- ------- -----
                                                         (Dollars in Thousands)                (Dollars in Thousands)
INTEREST EARNING ASSETS:
  Loans receivable (2) (3)               $625,541 $13,009 8.32% $639,762 $13,115 8.20% $624,107 $25,825 8.28% $636,754 $26,103 8.20%
  Investment securities                   275,678   4,631 6.72%  271,150   4,166 6.15%  284,286   9,340 6.57%  265,043   8,025 6.06%
  Other interest-earning assets (4)         3,327      50 6.01%    9,127      99 4.34%    3,001      95 6.33%   10,264     244 4.75%
  Cash surrender value of life insurance    8,313     129 6.21%    6,889      88 5.11%    8,266     219 5.30%    6,896     178 5.16%
                                         -------- ------- ----  -------- ------- ----  -------- ------- ----  -------- ------- ----
    Total Interest-Earning Assets        $912,859 $17,819 7.81% $926,928 $17,468 7.54% $919,660 $35,479 7.72% $918,957 $34,550 7.52%
                                         ======== ======= ====  ======== ======= ====  ======== ======= ====  ======== ======= ====
INTEREST-BEARING LIABILITIES:
  Certificates of deposits               $348,401 $ 4,988 5.73% $368,717 $ 4,768 5.17% $360,162  $9,953 5.53% $371,060  $9,753 5.26%
  Savings accounts                         79,345     496 2.50%   89,443     522 2.33%   82,467   1,025 2.49%   89,993   1,040 2.31%
  Demand and NOW accounts                 117,271     196 0.67%  114,254     195 0.68%  116,944     392 0.67%  112,612     385 0.68%
  Money market accounts                    79,566     833 4.19%   71,049     674 3.79%   79,016   1,629 4.12%   69,749   1,321 3.79%
                                         -------- ------- ----  -------- ------- ----  -------- ------- ----  -------- ------- ----
    Total deposits                        624,583   6,513 4.17%  643,463   6,159 3.83%  638,589  12,999 4.07%  643,414  12,499 3.89%
  FHLB advances and other borrowed money  246,560   3,839 6.23%  242,646   3,284 5.41%  239,675   7,268 6.06%  232,155   6,315 5.44%
                                         -------- ------- ----  -------- ------- ----  -------- ------- ----  -------- ------- ----
    Total Interest-Bearing Liabilities   $871,143 $10,352 4.75% $886,109 $ 9,443 4.26% $878,264 $20,267 4.62% $875,569 $18,814 4.30%
                                         ======== ======= ====  ======== ======= ====  ======== ======= ====  ======== ======= ====

Net interest income                               $ 7,467                $ 8,025                $15,212                $15,736
                                                  =======                =======                =======                =======
Net interest rate spread                                  3.06%                  3.28%                  3.10%                  3.22%
                                                          ====                   ====                   ====                   ====
Net interest earning assets              $ 41,716               $ 40,819                $41,396                $43,388
                                         ========               ========                =======                =======
Net interest margin (5)                                   3.27%                  3.46%                  3.31%                  3.42%
                                                          ====                   ====                   ====                   ====
Average interest-earning assets
  to average interest-bearing liabilities         104.79%                104.61%                104.71%                104.96%
                                                  =======                =======                =======                =======

(1)   Based on average monthly balances.
(2)   Calculated net of deferred loan fees, loan discounts and loans in process.
(3)   Includes loans held for sale.
(4)   Includes primarily short-term liquid assets.
(5)   Net interest income divided by average interest-earning assets.

                         WESTERFED FINANCIAL CORPORATION
                              Non-Performing Assets

                                                     June 30,    December 31,
                                                       2000         1999
                                                   ------------ -------------
                                                         (In Thousands)
Non-accruing loans:
Real Estate:
     One-to-four family                              $   549      $   549
     Multi-family                                          -            -
     Nonresidential property (except land)               145          348
     Land                                                  -            -
     Construction                                        178          324
Agriculture (non-real estate)                          1,128        1,113
Commercial (non-real estate)                              41           51
Consumer                                                 556          508
                                                      ------      -------
     Total                                             2,597        2,893
                                                      ------      -------
Accruing loans delinquent 90 days or more:
Real Estate:
     One-to-four family                                    -           40
     Multi-family                                          -            -
     Nonresidential property (except land)                 -            -
     Construction                                          -            -
Agriculture (non-real estate)                              -            -
Commercial (non-real estate)                               -            -
Consumer                                                  17           20
                                                      ------      -------
     Total                                                17           60
                                                      ------      -------
Foreclosed assets:
Real Estate:
     One-to-four family                                  202           94
     Multi-family                                          -            -
     Commercial                                            -            -
     Land                                                  -           26
     Construction                                          -            -
Consumer                                                 120           48
                                                      ------      -------
     Total                                               322          168
                                                      ------      -------
Total non-performing assets                           $2,936       $3,121
                                                      ======      =======

                          WESTERFED FINANCIAL CORPORATION
                             Allowance for Loan Losses


                                                                For the Three Month      For the Six Month
                                                                   Period Ended            Period Ended
                                                                     June 30,                  June 30,
                                                                  ---------------       -------------------
                                                                   2000     1999         2000         1999
                                                                  ------   ------       ------       ------
                                                                    (In Thousands)         (In Thousands)

Balance at beginning of period....................................$5,400   $5,009       $5,161       $4,846
                                                                  ------   ------       ------       ------
Charge-Offs:
Real Estate:
  One- to four-family.............................................    --      (47)         (17)         (47)
  Commercial......................................................    --       --           --           --
Other:
  Commercial......................................................    --       --          (10)          (1)
  Consumer........................................................  (152)    (365)        (464)        (564)
                                                                  ------   ------       ------       ------
Total charge-offs.................................................  (152)    (412)        (491)        (612)
                                                                  ------   ------       ------       ------
Recoveries:
Real Estate:
  One- to four-family.............................................    --       --           --           --
  Commercial......................................................    --       --           --           --
Other:
  Commercial......................................................     3        2            8            6
  Consumer........................................................    79       36          202           50
                                                                  ------   ------       ------       ------
Total recoveries..................................................    82       38          210           56
                                                                  ------   ------       ------       ------
Net charge-offs...................................................   (70)    (374)        (281)        (556)
Provisions charged to operations..................................   450      445          900          790
                                                                  ------   ------       ------       ------
Balance at end of period..........................................$5,780   $5,080       $5,780       $5,080
                                                                  ======   ======       ======       ======
Ratio of net charge-offs during the period to average loans
  outstanding during the period...................................  0.01%    0.06%        0.05%        0.09%
                                                                  ======   ======       ======       ======
Ratio of net charge-offs during the period to average non-
  performing assets during the period.............................  2.50%    9.21%       10.02%       13.68%
                                                                  ======   ======       ======       ======
Ratio of allowance for loan losses to net loans before
  allowance.......................................................  0.93%    0.80%        0.93%        0.80%
                                                                  ======   ======       ======       ======
